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                         CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the use of our report dated April 30, 1999 on the financial statements of the following Funds referred to therein, all of which are series of Vintage Mutual Funds, Inc.; which financial statements are incorporated by reference in Post-Effective Amendment No. 13 to the Company's Registration Statement.

  Government Assets Fund
  Liquid Assets Fund
  Municipal Assets Fund
  Limited Term Bond Fund
  Bond Fund
  Income Fund
  Municipal Bond Fund
  Balanced Fund
  Equity Fund
  Aggressive Growth Fund


We also consent to the reference to our Firm in the Prospectus under the caption "Financial Highlights" and in the Statement of Additional Information under the captions "Independent and Auditors" and "Financial Statements".


McGladrey & Pullen, LLP

Des Moines, Iowa
May 27, 1999